Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

September 28, 2022

Twin Vee PowerCats Co.
3101 S. US Highway 1
Ft. Pierce, Florida 34982

Re:	Twin Vee PowerCats Co.

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Twin Vee PowerCats, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale of up to 2,875,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Shares are included in a Registration Statement on Form S-3 (File No. 333-266858) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on August 24, 2022, a base prospectus, dated August 24, 2022, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement, dated September 28, 2022, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being offered and sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”), dated September 28, 2022, by and between the Company and ThinkEquity LLC, as representative of the several underwriters named therein.

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus and the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

Blank Rome LLP | blankrome.com